January 29, 2018

CanniMed Therapeutics Inc.
1 Plant Technology Road
Box 19A, RR#5
Saskatoon, Saskatchewan
S7K 3J8

and

Aurora Cannabis Inc.
1500 - 1199 West Hastings St.
Vancouver, British Columbia
V6E 3T5

Dear Sirs/Mesdames:

Re:	Lockup Agreement

******** (the “Shareholder”) understands that CanniMed Therapeutics Inc. (“CanniMed”) and Aurora Cannabis Inc. (“Aurora”) wish to enter into a support agreement dated as of the date hereof (the “Support Agreement”) contemplating the support of CanniMed for Aurora’s amended offer to purchase (the “Offer”) all of the issued and outstanding common shares of CanniMed (the “CanniMed Shares”). One of the conditions of the Offer is that more than 66 2/3% or more of the CanniMed Shares held by CanniMed shareholders have been validly tendered under the Offer and not withdrawn. The Shareholder is the beneficial owner of the number of common shares and options, if any, of CanniMed listed in Schedule “A” (the “Holder’s Securities”). The name of the registered holder of the Holder’s Securities is also set out in Schedule “A” (if different from the Shareholder).

The Shareholder hereby agrees, in its capacity as securityholder, from the date hereof until the earlier of: (i) the expiry date of the Offer, (ii) the date the Support Agreement is terminated in accordance with its terms, (iii) the date that the Offer or the terms of the Offer or the Support Agreement are amended in any manner adverse to the Shareholder, (iv) April 15, 2018, and (v) the date that a Superior Proposal (as defined in the Support Agreement and determined by the board of directors of CanniMed) has been made for all or substantially all of the CanniMed Shares or assets:

(a)

to tender, deposit or cause to be tendered or deposited under the Offer all of the Holder’s Securities together with, as applicable, a duly completed and executed letter of transmittal as soon as practicable and in any event no later than five (5) business days prior to the Expiry Time of the Offer; and thereafter except as may be permitted under this Lockup Agreement, not withdraw or permit the Holder’s Securities to be withdrawn from the Offer;

(b)	not to take any action which may in any way adversely affect the success of the Offer;

(c)

not to, directly or indirectly, make, or participate in making, any statement or take any action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Offer; and

(d)

not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder’s Securities or any interest therein, without your prior written consent.

Notwithstanding any other provision of this Lockup Agreement, if the Shareholder is a director or officer of CanniMed, CanniMed and Aurora hereby agree and acknowledge that the Shareholder is bound hereunder solely in his capacity as a shareholder of CanniMed and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in his capacity as a director or officer of CanniMed. Nothing in this Lockup Agreement shall be construed to prohibit, limit or restrict the Shareholder from fulfilling his or her fiduciary duties as a director or officer of CanniMed.

The Shareholder hereby represents and warrants that (a) it is the sole beneficial owner of the Holder’s Securities, and, the Shareholder has the sole right to tender all of the Holder’s Securities to the Offer, and (b) the only securities of CanniMed beneficially owned, directly or indirectly, by the Shareholder on the date hereof are the Holder’s Securities.

This Lockup Agreement shall be governed by the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein.

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If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter agreement where indicated below and returning the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement among the Shareholder, CanniMed and Aurora.

Yours truly,

(signed) ********
********

Accepted and agreed on this 29th day of January, 2018.

CanniMed Therapeutics Inc.

By: (signed) “John Knowles”
Name: John Knowles
Title: Authorized Signatory

Aurora Cannabis Inc.

By: (signed) “Terry Booth”
Name: Terry Booth
Title: Chief Executive Officer

Schedule “A”

Holder’s Securities

Number of Securities	Name of Beneficial Owner	Name of Registered Holder (e.g. Broker or Custodian)
******** common shares ******** options	********	********